Exhibit 99.1

Arrow Electronics Names Two New Directors to Its Board

MELVILLE, N.Y.--(BUSINESS WIRE)--December 15, 2010--Arrow Electronics, Inc. (NYSE:ARW) announced that Andrew C. Kerin, executive vice president of Aramark Corporation and group president of its food, facility and hospitality services segment, and Philip K. Asherman, president and chief executive officer of Chicago Bridge & Iron Company, have been appointed to the company's board of directors. The addition of Mr. Kerin and Mr. Asherman will bring the total number of directors on the board to 12.

"I am delighted to have Andrew and Philip join our board. Together, they bring extensive experience in understanding global business models and the importance of providing value and superior service to customers and suppliers,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics. “As we diversify into new service offerings, geographies and products, Andrew and Philip will be a valuable addition to our board."

Mr. Kerin is executive vice president and group president, global food, hospitality, and facility services of Aramark Corporation, a leader in providing food services, facilities management, and uniform and career apparel to health care institutions, universities and school districts, stadiums and arenas, governments and businesses around the world. Mr. Kerin joined Aramark in 1995 and held a number of executive level positions before being named to his current position in 2009. Prior to joining Aramark, Mr. Kerin served as vice president at Ogden Corporation, where he led strategic planning and its North American education business. Mr. Kerin holds a bachelor’s degree from Fordham University.

Mr. Asherman is president and chief executive officer of Chicago Bridge & Iron Company, a global energy infrastructure and leading technology provider that specializes in completing projects that produce, process, store and distribute natural resources. Mr. Asherman joined Chicago Bridge & Iron Company in 2001 and held a number of executive level positions until he was named president and chief executive officer in 2006. Prior to joining Chicago Bridge & Iron Company, Mr. Asherman was president at Fluor Daniel Mining & Minerals. Mr. Asherman holds a bachelor’s degree from the University of South Florida and a master’s degree in arts from the Fletcher School at Tufts University. He is a member of the board of Chicago Bridge & Iron Company. Mr. Asherman is also a member of the Board of Overseers for the Fletcher School and an advisor for their Center for Emerging Markets.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 900 suppliers and 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 310 locations in 51 countries and territories.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, Corporate Communications